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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Twilio Inc.:

        We consent to the use of our reports dated March 1, 2018, with respect to the consolidated balance sheets of Twilio Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.

        Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to obtaining or generating relevant quality information to support the design and functioning of control activities over the accounting for capitalized software has been identified and included in management's assessment.

/s/ KPMG LLP
San Francisco, California December 14, 2018

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm